Exhibit 5.1

April 24, 2020
NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, CA 95051
Re:    Registration Statement on Form S-8 filed by NVIDIA Corporation

Ladies and Gentlemen:

We have acted as counsel to NVIDIA Corporation, a Delaware corporation (the “Company”), in connection with the registration of 1,779,900 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which may be issued or delivered and sold pursuant to the Mellanox Technologies, Ltd. Fourth Amended and Restated Global Share Incentive Plan (2006), the Mellanox Technologies, Ltd. Global Share Incentive Assumption Plan (2010), the Amended and Restated EZchip Semiconductor Ltd. 2009 Equity Incentive Plan and the EZchip Semiconductor Ltd. 2003 Amended and Restated Equity Incentive Plan (collectively, the “Plans”), assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of March 10, 2019, by and among the Company, NVIDIA International Holdings Inc., Mellanox Technologies, Ltd. and Teal Barvaz Ltd. In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day